QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Company

  BGH Holdings, Inc., a Delaware corporation

  Bloch & Guggenheimer, Inc., a Delaware corporation

  Burnham & Morrill Company, a Delaware corporation

  Sirops Maple Grove Inc., a Québec company

  Polaner, Inc., a Delaware corporation

  William Underwood Company, a Massachusetts business trust

QuickLinks

  Exhibit 21.1
Subsidiaries of the Company